HOME EQUITY ASSET TRUST 2006-8

DERIVED INFORMATION [10/25/06]

[$1,117,225,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,128,725,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-8

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2006-8 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion Of the prefunding, and is based off of rolled scheduled balances as of the 11/01/06 [c]utoff date. The fmal numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1,5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans:  1,842

Total Outstanding Loan Balance ($):  404,393,134

Total Expected Collateral Balance ($):  1,150,000,100

Total Expected Collateral Balance - Selection ($):  406,001,369

Average Loan Current Balance ($):  219,540

Weighted Average Original LTV (%) *:  78.8

Weighted Average Coupon (%):  7.78 Arm

Weighted Average Coupon (%):  7.75

Fixed Weighted Average Coupon (%):  8.03

Weighted Average Margin (%):  6.01

Weighted Average FICO (Non-Zero):  660

Weighted Average Age (Months):  3

%First Liens:  100.0

% Second Liens:  0.0

%° Arms:  88.2

%Fixed:  11.8

%Interest Only:  22.5

% of Loans with Mortgage Insurance:  0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.51- 6.00	10	2,462,605	0.6	5.95	76.8	671
6.01- 6.50	51	13,998,990	3.5	6.37	77.9	685
6.51- 7.00	177	44,291,447	11.0	6.84	78.1	674
7.01- 7.50	415	100,993,299	25.0	7.33	78.6	673
7.51- 8.00	520	115,042,845	28.4	7.80	78.6	660
8.01-8.50	330	69,545,062	17.2	8.30	79.3	654
8.51-9.00	209	39,869,807	9.9	8:79	79.6	635
9.01-9.50	66	10;458;223	2.6	9.27	79.9	623
9.51-10:00	32	4,542;989	1.1	9:77	81.1	615
10.01-10.50	14	1,153,683	0:3	10.28	84.7	584
10.51-11.00	16	1,877,596	0.5	10.86	80.0	573
11.01 - 11.50	1	97,104	0.0	11.43	80.0	531
11.51-1.2.00	1	59,483	0.0	11:59	85.0	566
Total:	1,842	404,393,134	100.0	7.78	78.8	660

Max: 11.59

Min: 5.75

WgtAvg: 7.78

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
451 - 475	2	208,596	0.1	6.60	80.0	453
501 - 525	13	1,137,442	0.3	9.42	80.4	518
526 - 550	21	2,104,640	0:5	9.79	83.2	539
551 - 575	27	3,618,916.	0.9	8.81	80.9	564
576 - 600	161	24,250,145	6.0	8.39	78.8	590
601 - 625	328	59,288;018	14.7	7.93	78.5	614
626 - 650	419	9.1,117;240	22.5	7.87	785	639
651 - 675	379	91,046,071	22.5	7.81	78.4	662
676 - 700	218	.58,012;745	14.3	7.43	79.2	688
701- 725	134	34;767,622	8.6	7.41	79.4	711
726 - 750	79	21,447,178	5.3	7.58	79:4	737
751 - 775	50	13,493,947	3.3	7.52	79.5	760
776 - 800	8	2,642,363	0.7	7.43	80.0	785
801 - 825	3	1,258,211	0.3	7.37	76.8	804
Total:	1,842	404,393,134	100.0	7.78	78.8	660

Max: 808

Min: 451

WgtAvg: 660

Scheduled Balance	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<=50,000	4	190,215	0.0	8.53	77.8	608
50,001 - 100,000	306	24,295,109	6.0	8.33	78.8	621
100,001 - 150,000	411	50,863,712	12.6	7.95	78.9	643
150,001 - 200,000	312	54,324,948	13.4	7.79	78.7	654
200,001 - 250,000	239	53,559,823	13.2	7.80	79.1	658
250,001 - 300,000	162	44,648,958	11.0	7.68	78.7	663
300,001 - 350,000	112	36,311,242	9.0	7.64	79.1	676
350,001 – 400,000	86	32,130,226	7.9	7.62	78.8	674
400,001 - 450,000	78	33,267,637	8.2	7.73	79.2	675
450,001 - 500,000	42	19,929,720	4.9	7.54	78.0	661
500,001 - 550,000	35	18,369,146	4.5	7.75	79.7	676
550,001 - 600,000	18	10,385,673	2.6	7.79	79.2	671
600,001 - 650,000	17	10,636,112	2.6	7.68	78.8	658
650,001 - 700,000	7	4,731,902	1.2	7.91	76.9	671
700,001 - 750,000	3	2,188,639	0.5	7.43	78.3	662
750,00.1 - 800,000	4	3,050,819	0.8	8.04	80.0	705
800,001 - 850,000	1	811,904	0.2	8.88	75.0	615
850,001 - 900,000	1	899,096	0.2	1.87	72.0	603
900,001 - 950,000	2	1,838,546	0.5	7.66	80.0	691
950,001 - 1,000,000	2	1,959,709	0.5	7.61	71.6	703
Total	1,842	404,391,134	100.0	7:78	78.8	660

Max.: 999,709.38

Min: 40,673.38

Avg: 219,540.25

Original LTV (%) *	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<=50.0	2	350,049	0.1	7.23	44.3	635
60.1 - 65.0	6	1,876,396	0.5	7.66	63.4	655
65.1 - 70.0	8	2,176,457	0.5	8.52	69.9	626
70.1 - 75.0	421	87,955;618	21.8	7.49	74.9	551
75.1 - 80.0	1,359	305,529,078	75.6	7.84	80.0	664
80.1 - 85.0	23	3,333;906	0.8	9.15	84.0	584
85.1 - 90.0	22	2,657,024	0.7	9.29	90.0	392
90.1 - 95.0	1	514,605	0.1	6.99	91.2	687
Total:	1,842	404,393,134	100.0	7.78	78.8	660

Max:  91.2

Min:  39.5

Wgt Avg.  78.8

Prepay Penalty in Years	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.00	357	73,664,485	18.2	8.11	79.1	661
0.50	33	0,3.21,092	1.6	8.42	79.5	656
1.00	126	41,268,094	10.2	7.82	78.6	674
2.00	694	165,001,984	40.8	7.61	78.9	660
3.00	619	116,013,94.9	28.7	7.77	78.6	655
5.00	13	2,123,530	0.5	7.77	79.1	657
Total:	1,842	404,393,134	100.0	7.78	78.8	660

Documentation Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Full	1,192	229,739,860	56.8	7.64	78.5	643
Reduced	360	95,944,226	23.7	7.98	79.3	680
Stated Income / Stated Assets	288	78,363,147	19.4	7.97	79.1	687
No Income / No Assets	2	345,901	0.1.	7.22	80.0	714
Total:	1,842	404,393,134	100.0	7.78	78.8	660

Occupancy Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Primary	1,830	401,717,842	99.3	738	78.8	660
Second Home	1	309,402	0.1	635	80.0	646
Investor	11	2,365,891	0.6	8.25	79.3	668
Total:	1,842	404,393,134	100.0	7.78	78.8	660

State	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
California	410	146,611,676	36.3	7.59	78.3	668
Florida	172	36,875,382	9.1	7.84	78.7	662
Washington	97	21,642,658	5.4	7.60	78.0	668
Illinois	85	17,358,950	4.3	8.19	80.0	667
New York	45	15,470,901	3.8	7.65	79.7	696
Arizona	66	12,832,072	3.2	7.82	79.6	655
Nevada	51	12,426,493	3.1	7.76	78.9	663
Ohio	103	11,936,855	3.0	8.20	80.0	622
Oregon	55	10,967,912	2.7	7.40	78.5	673
Colorado	62	9,895,625	2A	7.68	79.8	641
Georgia	62	9,857,166	2.4	8.11	78.5	638.
Maryland	37	8290015	2.0	7.85	80.0	656
Michigan	61	7,970,258	2:0	8.41	80.3	631
North Carolina	46	7,053,718	1:7	7.85	78.5	641
Tennessee	60	6,873,285	1.7	8.24	77.6	632
Other	430	68,330,168	16.9	7.97	79.2	649
Total:	1,842	404,393,134	100.0	7.78	78.8	660

Purpose	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Purchase	1,513	325,401,974	80.5	7.79	78.9	664
Refinance -Rate Term	62	12,325,179	3.0	7.78	79.5	645
Refinance -Cashout	267	66,665,981	16.5	7.77	78.2	646
Total:	1,842	404,393,134	100.0	7.78	78.8	660

Product	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Arm 2/28	517	124,526,479	30.8	7.85	79.5	665
Arm 2/28 - Balloon 40/30	288	72,975,961	18.0	7.80	79.7	664
Arm 2/28- Balloon 45/30	253	61,537,942	15:2	7.36	77.0	652
Arm 2128 – Balloon 50/30	22	6,231,969	1.5	7.75	79.7	670
Arm 2/28 - Dual 40/30	2	703,344	0:2	875	80.0	639
Arm 3/27	121	24,628,947	6.1	7.80	79.5	670
Arm 3/27-Balloon 40/30	60	14,330,039	3.5	8.04	79.7	658
Arm 3/27 - Balloon 45/30	234	42,329,459	10.5	7.61	76.8	654
Arm 3/27 - Balloon 50/30	4	703,930	0.2	8.28	80,0	695
Arm 5/25	18	5,446,147	1.3	7.12	79.1	710
Arm 5/25 - Balloon 40/30	2	292,816	0.1	7.65	76.6	649
Ann 5125- Balloon 45/30	11	2,938,481	0.7	7.25	77.8	666
Fixed Balloon 40130	23	5,676,327	1.4	7.80	80.8	673
Fixed Balloon 45130	100	13,959,882	15	8.30	79.1	624
Fixed Balloon 50/30	1	303,915	0.1	7.75	80.0	706
Fixed Rate	186	27,807,495	6.9	7.94	78.7	648
Total:	1,842	404,393,134	100.0	7.78	78.8	660

Property Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Single Family Residence	1,340	279,997,336	69.2	7.81	78.9	658
PUD	284	71,959,095	17.8	7.70	78.7	662
Condo	150	31,934,445	7.9	7.76	78.6	662
2 Family	54	15,887,250	3.9	7.83	79.2	684
3-4 Family	14	4,615,009	1.1	7.69	78.7	697
Total:	1,842	404,393,134	100.0	7.78	78.8	66.0

Margin (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.01-4.00	42	11,923,571	3.3	7.25	79.3	697
4.01-4.50	42	11,736,393	3.3	7.43	79.6	692
4.51- 5.00	82	21,212,852	5.9	7.42	79.6	690
5.01- 5.50	227	65,091,742	18.3	7.68	79.8	668
5.51-6.00	248	59,469,116	16.7	7.51	78.5	668
6.01- 6.50	380	87,381,384	24.5	7.66	78.5	660
6.51 - 7.00	289	59,804,443	16.8	7.93	78.0	650
7.01- 7.50	138	26,108,008	7.3	8.32	78.7	643
7.51- 8.00	68	11,763,225	3.3	8.95	78.4	620
8:01 8:50	15	2;035,085	0.6	9.35	79.1	607
8.51-9.00	1	119,694	0.0	8.90	80.0	617
Total:	1,532	356,645,514	100.0	7.75	78.8	662

Max: 8.90

Min: 2.25

Wgt Avg: 6.01.

Months to Rate Reset	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
10 -12	2	271,825	01	6.27	80.0	490
13 -15	3	693,877	0:2	7.70	78.0	606
16 -18	29	5742007	1.6	7.61	80.0	652
19- 21	810	196,986,003	55.2	7.74	78.7	658
22- 24	239	62,366,655	17.5	7.88	79.9	677
25 - 27	1	104,182	0.0	7.38	80.0	526
28 - 30	8	1,913,420	0.5	7.37	77.7	668
31-33	343	64,509,916	18.1	7.75	77.8	657
34 - 36	66	15,380,191	4.3	7.78	79.8	671
37 >=	31	8,677,444	2.4	7.18	78.6	693
Total:	1,532	356,645,514	100.0	7.75	78.8	662

Max: 58

Min: 10

Wgt Avg: 24

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
11.51-12.00	16	4,569,127	1.3	6.37	77.8	650
12.01-12.50	64	17,350,326	4.9	6.60	78.6	680
12.51-13.00	164	41,383,414	11.6	7.04	78.1	671
13.01 - 13.50	337	83,012,738	23.3	7.41	78.4	670
13.51 - 14.00	378	86,135,902	24.2	7.77	78.4	659
14.01-14.50	242	53,072,995	14.9	8.12	79.2	660
14.51 -15.00	178	39396,575	11.0	8.35	79.5	657
15.01-15.50	72	16,056,174	4.5	8.63	80.3	653
15.51-16.00	32	11,293;788	3.2	9.04	80.7	640
16.01.16.50	15	2,395,9.90	0.7	9.64	80.6	614
16.51-17.00	11	1,316,964	0.4	10.40	82.4	572
17.01 - 17.50	1	70,508	0.0	10.23	85.0	628
17.51 - 18.00	2	591,012	0.2	10.96	72.1	632
Total:	1,532	356,645,514	100.0	7.75	78.8	662

Max: 17.99

Min: 11.70

Wgt Avg: 13.83

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<=4.50	7	2,502,937	0.7	7.44	77.2	689
4.51- 5.00	1	358,894	0:1	8:50	80.0	629
3.01-5:50	2	1,081,970	0.3	7:70	80.0	715
5.51- 6.00	14	3,280,091	119	6:40	77;6	663
6.01-6:50	59	17,649,404	4.9	6.69	78.5	675
6.51-700	165	42,125,131	11.8	7:00	78.1	671
7.01-7.50	370	91,440,360.	25.6	734	78.6	673
7.51- 8;00	436	98,970,485	27.8	7:80	78.5	661
8.01 - 8.50	246	55,663,059	15.6	8.30	79.3	65,7
8.51- 9.00	144	30,314,826	8.5	8.79	79.7	64.1
9.01-9.50	44	7,257,392	2.0	9.28	80.7	622
9.51-10.00	23	3,083,297	1.0	9.79	81.7	614
10.01-10.50	8	651,058	0.2	10.18	82.7	564
10.51-11.00	11	1,510024	0.4	10.85	79.2	577
11.01-11.50	1	97;104	0.0	11.43	80.0	531
11.51 >=	1	59,483	0.0	11.59	85.0	566
Total:	1,532	356,645,514	100.0	7.75	78.8	662

Max: 11.59

Min: 2.25

Wgt Avg: 7.67

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.50	174	46,086,154	12.9	7.96	79.8	683
2.00	191	50,334,230	14.1	7.91	80.1	665
3.00	1,101	257,837,977	72.3	7:68	78.4	658
6.00	6	2,387,153	0.7	7.35	77.1	691
Total:	1,532	356,645,514	100.0	7.75	78.8	662

Wgt Avg: 2.69

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	1,329	299,263,360	83.9	7.72	78.6	660
1.50	177	46,589,648	13.1	7.97	79.8	682
2.00	26	10,792,506	3.0	7.78	79.4	652
Total:	1,532	356,645,514	100.0	7.75	78.8	662

Wgt Avg: 1.10

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0	1,552	313,430,586	77.5	7.83	78.6	654
24	1	115,784	0.0	9.25	80.0	630
60	278	86,361,702	21.4	7.61	79.4	682
120	11	4,485,062	1.1	7.57	80.0	655
Total:	1,532	356,645,514	100.0	7.75	78.8	662